FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
                                                           Mattel, Inc.
                                                           (310) 252-3521



                MATTEL CHAIRMAN QUESTIONS HASBRO POSITION,
           SAYS EARLIER INDICATIONS WERE THAT AGREEMENT WAS NEAR
           -----------------------------------------------------


LOS ANGELES, January 26 -- Mattel, Inc. today announced that John W. Amerman, the company's chairman and chief executive officer, has sent a letter to Alan G. Hassenfeld, chairman and chief executive officer of Hasbro, Inc., questioning Hasbro's current position regarding antitrust issues given prior indications that agreement was near.

     Specifically, Amerman said that Hasbro had previously taken a different position regarding antitrust during a 1994 court proceeding. He also said that as recently as last Sunday, Hasbro's advisors successfully negotiated an increased exchange ratio of 1.67 shares for Hasbro shareholders and agreed upon senior management roles. In addition, Amerman said that Hasbro representatives on Tuesday indicated that the proposal would be recommended by management to the Hasbro Board if Mattel would increase the termination fee.

     A complete text of Mr. Amerman's letter to Mr. Hassenfeld follows:



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January 26, 1996

Mr. Alan G. Hassenfeld
Chairman of the Board, President
 and Chief Executive Officer
HASBRO, Inc.
1027 Newport Avenue
Pawtucket, RI  02862

Dear Alan:

Mattel's advisors have had an opportunity to consider the written material you made publicly available last evening, as well as the comments made by you and Sonny Gordon during yesterday's conference call with analysts. I want to assure you that every issue raised orally or in writing by Hasbro was carefully and thoughtfully considered by our advisors in reaching the conclusion that a merger of our two companies can be accomplished without compromising the economic benefits of the combination to our respective shareholders. That continues to be our view.

I am puzzled by the position Hasbro has now taken regarding antitrust concerns in view of the following:

1. While opposing a preliminary injunction proceeding brought in the Southern District of New York in 1994, Hasbro and its economist advocated an antitrust position very different from the position you now espouse. In fact, the position taken by you and your economist in that lawsuit would cause the transaction we are now proposing to fall well within the antitrust "safe harbor" defined by the Federal Trade Commission and the Antitrust Division of the Justice Department.

2.  During the course of our intense negotiations this past Sunday,

      A. Your advisors successfully negotiated on behalf of your shareholders an exchange ratio of 1.67 shares of the merged entity for each share of Hasbro. This was a material improvement over our initial offer of 1.5 shares.

      B. We discussed in detail your proposed position with the new company and made clear that members of your senior management would have significant ongoing roles. In fact, on Tuesday morning it was agreed that you would become Co-Chairman of Mattel-Hasbro.



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      C.  We offered a $100 million termination fee in the event antitrust considerations might preclude the transaction from going forward.

All that purportedly separated us from reaching a final agreement was the size and timing of the termination fee. We were told on Tuesday morning by your representatives that, with a higher fee, the merger would be recommended to your Board.

We believed then, as we believe now, that for the $2.2 billion premium to your shareholders some element of risk of non- consummation of the transaction is appropriate. We think that an offer to pay you $100 million amply rewarded you for that risk. At no time did you ever take the position that the transaction could not be consummated.

Alan, I have to think that if you truly believed that the transaction could not be consummated you would not have directed your advisors to negotiate all the other aspects of the transaction with us.

I remain absolutely confident that if Mattel and Hasbro join together in a spirit of cooperation, any and all impediments to this transaction will be eliminated. I urge you, for the sake of your shareholders, and so that we can create the great company we both acknowledge the combination of our two entities would produce, that you promptly sit down with us and negotiate the execution of a definitive merger agreement. We will thereupon jointly instruct our respective advisors to take all necessary steps to consummate the union.

I look forward to a collaborative effort.

Sincerely,


MATTEL, INC.



John W. Amerman
Chairman of the Board and
 Chief Executive Officer


cc:  Hasbro Board of Directors




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